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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Nationwide Financial Services, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-52813) on Form S-3 of Nationwide Financial Services, Inc. of our reports dated January 29, 1999, relating to the consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows and the related financial statement schedules for each of the years in the three-year period ended December 31, 1998, which reports appear or are incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Nationwide Financial Services, Inc.


                                                                   /s/ KPMG LLP



Columbus, Ohio
March 29, 1999